UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LIGHTSTONE

Your vote is needed!

Dear Fellow Stockholder:

I am pleased to inform you that we are preparing for our upcoming annual stockholder meeting, which will be held on December 11th. We must successfully complete this year's annual stockholder meeting proxy process in advance of the date of the meeting in order not to adjourn the annual meeting.

Enclosed are the proxy materials, which describe the proposed amendments in detail. Please review them carefully. In addition to reapproving the Board of Directors, Lightstone Value Plus REIT, Inc. is seeking approval from its stockholders to amend its charter to eliminate the deadline by which the Company must list or liquidate its shares. We believe that by approving this amendment on the proxy ballot, it will position the Company to engage in beneficial transactions and will provide more flexibility in pursuing liquidity options for stockholders.

Please respond to the proxy solicitation by voting in favor of each of the proposals described in the proxy materials by calling (800) 690-6903 or online at www.proxyvote.com. Failure to obtain the required votes for all of the proposals will adjourn the Company meeting, and will need to be rescheduled until all voting requirements are met.

If you have any questions, please feel free to contact your financial advisor or Lightstone Shareholder Service at (888) 808-7348.

Sincerely,

David Lichtenstein

THREE WAYS TO VOTE

PROXY QUESTIONS?
Call (833) 501-4840

Phone

WITHOUT A PROXY CARD
Call (833) 501-4840 Monday to Friday, 9:00 a.m. to 9:00 p.m. EST to speak with a proxy specialist.

WITH A PROXY CARD
Call (800) 690-6903 with a touch-tone phone to vote using an automated system.

Online

WWW.PROXYVOTE.COM
Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

Mail

VOTE PROCESSING
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.